Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Consolidated Financial Statements and accompanying Notes thereto included elsewhere herein. Unless otherwise noted, all dollar amounts are in millions and those relating to our results of operations are presented before taxes.

We are one of the foremost providers of travel and real estate services in the world. We currently operate our businesses in the following six segments:

●
Real Estate Services—franchises the real estate brokerage businesses of our four residential and one commercial brands, provides real estate brokerage services, facilitates employee relocations and provides home buyers with title and closing services.

●	Mortgage Services—provided home buyers with mortgage lending services (this business was disposed of in January 2005 (see below for further discussion)).

●	Hospitality Services—facilitates the exchange of vacation ownership interests, franchises eight lodging brands and markets vacation rental properties.

●	Timeshare Resorts—develops and sells vacation ownership interests, provides consumer financing to individuals purchasing these interests and manages resort properties.

●	Vehicle Rental—operates and franchises our car and truck rental brands.

●	Travel Distribution Services—provides global distribution services for the travel industry, corporate and consumer online travel services and travel agency services.

We adopted the above segment reporting structure in 2005 as a result of a reevaluation performed in connection with the strategic realignment we commenced in early 2004. The strategic realignment, which was intended to simplify our business model by exiting non-core businesses or businesses that produce volatility to our earnings inconsistent with our business model and the remainder of our core businesses, included: (i) the completion of an initial public offering of Jackson Hewitt Tax Service Inc. in June 2004 raising approximately $770 million of cash; (ii) the completion of a spin-off of our mortgage, fleet leasing and appraisal businesses in January 2005 in a tax-free distribution of PHH common stock to our shareholders; (iii) the completion of an initial public offering of Wright Express Corporation in February 2005 raising $965 million of cash and (iv) the formal approval by our Board of Directors in March 2005 to dispose of our Marketing Services division, which is comprised of our individual membership and loyalty/insurance marketing businesses and for which we anticipate a sale will be completed in third quarter 2005.

Generally accepted accounting principles require us to segregate and report as discontinued operations for all periods presented the account balances and activities of Jackson Hewitt, our fleet leasing and appraisal businesses, Wright Express, and our Marketing Services division. Our mortgage business, however, cannot be classified as a discontinued operation due to our participation in a mortgage origination venture that was established with PHH in connection with the spin-off. Proceeds received in connection with the divestitures will be or have already been reinvested to acquire strategic assets in our core travel and real estate verticals and to repurchase additional common stock. We continue to seek similar opportunities to augment our travel and real estate portfolios and further shift the mix of our businesses toward the areas in which we believe our greatest strategic advantages lie, as demonstrated by our recent acquisitions of Orbtiz, Inc., ebookers plc and Gullivers Travel Associates (see Note 4 to our Consolidated Financial Statements).

Further, our management team is committed to building long-term value through operational excellence and we are steadfast in our commitment to deploy our cash to increase stockholder value. To this end, in late 2002, we initiated a corporate debt reduction program with the goal of decreasing our outstanding corporate indebtedness by $2.0 billion. We accomplished this goal in late 2004 and ended the year with approximately $4.3 billion of outstanding corporate indebtedness, a decrease of approximately $2.5 billion since December 31, 2002. During this process, we also eliminated all of our convertible debt securities and greatly simplified our corporate debt structure, which now principally consists of six tranches of straight debt due over the next eleven years and borrowings under our revolving credit facility.

We also committed to an aggressive share repurchase plan and to our first ever regular common stock dividend program. We used approximately $1.4 billion of cash, net of proceeds from option exercises, to repurchase our common stock during 2004 and 2003 and plan to continue this program, within the constraints of our capitalization targets, for the foreseeable future. For each of the first and second quarters of 2004, we paid quarterly cash dividends of 7 cents per share and for the third and fourth quarters, we paid a quarterly cash dividend of 9 cents per share. We also paid a quarterly cash dividend of 9 cents per share on March 15, 2005. While no assurances can be given, we expect to periodically increase our dividend at a rate at least equal to our earnings growth.

The discussions presented below reflect the recasting of our historical financial information to present discontinued operations treatment for the aforementioned businesses, as required by generally accepted accounting principles.

RESULTS OF OPERATIONS—2004 vs. 2003

Our consolidated results from continuing operations are summarized as follows:

	2004	2003	Change
Net revenues	$16,404	$15,159	$1,245
Total expenses	14,357	13,411	946

Income before income taxes and minority interest	2,047	1,748	299
Provision for income taxes	674	563	111
Minority interest, net of tax	8	21	(13)

Income from continuing operations (*)	$1,365	$1,164	$201

(*)	Does not include results of Jackson Hewitt, Wright Express, our fleet leasing and appraisal businesses and the Marketing Services division, all of which are presented as discontinued operations.

Net revenues increased approximately $1.2 billion (8%) in 2004 as compared with 2003 due principally to growth in our core residential real estate and travel businesses, which also contributed to the increase in total expenses to support the increased volume of underlying transactions. The acquisitions of several strategic businesses, primarily within the real estate and travel verticals in 2004 (which are discussed in greater detail below), also contributed to the increases in revenues and expenses, as their results are included from their respective acquisition dates forward. These increases were partially offset by an expected decline in both revenues generated and expenses incurred by our mortgage business, as expected, due to reduced mortgage refinancing activity experienced industry-wide. Additionally offsetting the above-mentioned increases in expenses was a reduction of $93 million in interest expense during 2004, which principally reflected a decrease in losses incurred in connection with our early extinguishments of debt and an overall reduction in our outstanding debt, as well as $26 million of interest received in connection with a federal tax refund. In addition, we recorded a net credit of $33 million during 2004 in connection with the resolution of certain legal matters relating to the 1998 discovery of accounting irregularities in the former business units of CUC International, Inc., whereas we incurred $11 million of expense during 2003. Such change principally reflects $60 million of previously established liabilities relating to severance and other termination benefits for which we no longer believe we are liable, partially offset by additional costs related to the ongoing investigations into the CUC accounting irregularities. Our overall effective tax rate was 32.9% and 32.2% for 2004 and 2003, respectively. The difference in the effective tax rates is primarily due to the absence in 2004 of the utilization of capital loss carryforwards in 2003, partially offset by a reduction to our tax contingency reserve primarily resulting from audit settlements in 2004 and taxes on the redemption of our mandatorily redeemable preferred interest in 2003. As a result of the above-mentioned items, income from continuing operations increased $201 million (17%).

Discussed below are the results of operations for each of our reportable segments, as previously described. Management evaluates the operating results of each of our reportable segments based upon revenue and “EBITDA,” which is defined as income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. Our presentation of EBITDA may not be comparable to similar measures used by other companies.

	Revenues			EBITDA
	2004	2003	% Change	2004	2003	% Change
Real Estate Services	$6,552	$5,569	18	$1,131	$942	20
Mortgage Services	700	1,025	(32)	97	302	(68)
Hospitality Services	1,340	1,096	22	460	385	19
Timeshare Resorts	1,544	1,428	8	254	248	2
Vehicle Rental	4,424	4,340	2	467	328	42
Travel Distribution Services	1,788	1,659	8	466	459	2

Total Reportable Segments	16,348	15,117	8	2,875	2,664
Corporate and Other (a)	56	42	(*)	(66)	(101)

Total Company	$16,404	$15,159	8	2,809	2,563

Less: Non-program related depreciation and amortization				483	439
Non-program related interest expense, net				245	298
Early extinguishment of debt				18	58
Amortization of pendings and listings				16	20

Income before income taxes and minority interest				$2,047	$1,748

(*)	Not meaningful.

(a)	Includes the results of operations of non-strategic businesses, unallocated corporate overhead and the elimination of transactions between segments.

Real Estate Services

Revenues and EBITDA increased $983 million (18%) and $189 million (20%), respectively, in 2004 compared with 2003, reflecting growth across all of our real estate businesses.

NRT Incorporated, our real estate brokerage subsidiary, made acquisitions of various real estate brokerage businesses during 2004 and 2003 for which the operating results have been included from their acquisition dates forward. NRT’s significant acquisitions, including Sotheby’s International Realty, contributed $223 million and $16 million of incremental revenues and EBITDA, respectively, to the operating results for 2004. Excluding the impact of these significant acquisitions, NRT generated incremental revenues of $669 million in 2004, a 15% increase over 2003. This increase was substantially comprised of higher commission income earned on homesale transactions, which was substantially driven by a 16% increase in the average price of homes sold. NRT has a significant concentration of real estate brokerage offices and transactions in geographic regions where home prices are at the higher end of the real estate market, including northern and southern California. The 16% year-over-year increase in average price was driven by an overall industry-wide increase in the market prices of homes and stronger volume of higher-priced homesales in 2004 compared with 2003. We expect the upward trend in the market values of homesale prices that we have benefited from in previous quarters to moderate in future quarters. Commission expenses paid to real estate agents increased $471 million as a result of the incremental revenues earned on homesale transactions as well as a higher average commission rate paid to real estate agents in 2004 due to variances in the geographic mix of homesales and the progressive nature of agent commission schedules.

Our real estate franchise business generated $499 million of royalties and marketing fund revenues during 2004 as compared with $429 million during 2003, an increase of $70 million (16%). Such growth was primarily driven by a 13% increase in the average price of homes sold and an 8% increase in the number of homesale transactions, partially offset by an increase in volume incentives paid to our largest independent brokers. Royalty increases in our real estate franchise business are recognized with little or no corresponding increase in expenses due to the significant operating leverage within the franchise operations. In addition to royalties received from our third-party franchise affiliates, NRT, our wholly-owned real estate brokerage firm, continues to pay royalties to our real estate franchise business. However, these intercompany royalties, which approximated $341 million and $288 million for 2004 and 2003, respectively, are eliminated in consolidation and therefore have no impact on this segment’s revenues or EBITDA. The real estate franchise business has affiliate offices that are more widely dispersed across the United States and are not as concentrated in certain geographic areas as our NRT brokerage operations. Accordingly, operating results and homesale statistics driving operations may differ between NRT and the real estate franchise business based upon geographic presence and the corresponding homesale activity in each geographic region. Our strategy for continued growth in this business includes the international expansion and aggressive marketing of our Sotheby’s International Realty brand.

Revenues from our relocation services business increased $30 million (7%) principally resulting from higher referral fees, which were driven by an increased volume of relocation referrals and a higher average fee per referral as home values have increased year-over-year.

Revenues within our settlement services business declined $10 million (3%), which principally reflects a $17 million decline due to lower volumes also consistent with the expected decline in mortgage refinancing volume, partially offset by a $7 million gain recorded on the sale of certain non-core assets in first quarter 2004.

Marketing, operating and administrative expenses (apart from the NRT acquisitions and real estate agent commission expenses, both of which are discussed separately above) increased approximately $115 million, principally reflecting an increase in variable expenses associated with higher NRT homesale revenue and growth in our relocation services business, as discussed above.

Mortgage Services

Revenues and EBITDA decreased $325 million (32%) and $205 million (68%), respectively, in 2004 compared with 2003 primarily due to the expected decline in refinancing activity experienced industry wide, partially offset by increased revenues from mortgage servicing activities. Mortgage refinancing closings were approximately $30.8 billion (63%) lower in 2004 than in 2003. Refinancing activity is sensitive to interest rate changes relative to borrowers’ current interest rates and typically increases when interest rates fall and decreases when interest rates rise. The year ended December 31, 2003 was marked by historically high refinancing activity, which decreased the propensity for borrowers to refinance during 2004. This factor along with increased competitive pricing pressures due to lower industry volumes caused revenue from mortgage loan production to decrease. Typically, as refinancing activity declines, borrower prepayments also decline, which generally results in an increase in the value of the mortgage servicing rights (“MSR”) asset, all other factors being equal.

Our production revenue in any given year is driven by a mix of mortgage loans closed and mortgage loans sold. The following chart presents our production revenues from originated mortgage loans held for sale (which are generated at the time of sale) and fee-based mortgage originations where we perform outsourced mortgage origination functions for a fee (which are generated at the time of closing):

	2004	2003	Change	% Change
Loan closings and loan sales ($ in billions):
Loans closed to be securitized	$34.4	$60.3	$(25.9)	(43)
Fee-based loan closings	18.1	23.4	(5.3)	(23)

Total closings	$52.5	$83.7	$(31.2)	(37)

Loan sales	$32.5	$58.1	$(25.6)	(44)

Production revenue ($ in millions):
Production revenue from loan sales	$323	$958	$(635)	(66)
Fee-based production revenue	273	354	(81)	(23)

Total production revenue	$596	$1,312	$(716)	(55)

Partially offsetting the decrease in production revenue was an increase of $391 million in net revenues generated from servicing mortgage loans. This increase reflects (i) a $320 million net reduction in amortization expense and provision for impairment related to our MSR asset, net of derivative results, which is primarily attributable to lower prepayment rates experienced in 2004 compared with 2003 driven by the decrease in refinancing activity in 2004, (ii) a $47 million (11%) increase in gross recurring servicing fees (fees received for servicing existing loans in the portfolio) driven by a 12% increase in the average servicing portfolio, which rose to approximately $137.9 billion in 2004 and (iii) a $24 million increase in other servicing revenue.

Operating expenses within this segment declined approximately $120 million in 2004 primarily due to the decline in refinancing activity discussed above.

As previously discussed, we completed the spin-off of our mortgage, fleet leasing and appraisal operations on January 31, 2005 in a tax-free distribution of one share of PHH common stock per every twenty shares of Cendant common stock held on January 19, 2005. We have also entered into a mortgage origination venture with PHH to continue to participate in the earnings generated from originating mortgages for customers of our real estate brokerage and relocation businesses. PHH will manage this venture, which is expected to commence operations in mid-2005.

We expect to record a non-cash impairment charge in first quarter 2005 to reflect any difference between the carrying values and market values of these businesses. We currently anticipate that such non-cash charge will be in the range of $535 million to $590 million. Approximately one-third of this charge will be allocated to continuing operations and approximately two-thirds to discontinued operations, reflecting the relative values of the mortgage and fleet businesses, respectively, and the fact that the mortgage business will not be presented as discontinued operations. We do not anticipate recording a tax benefit associated with this charge.

Hospitality Services

Revenues and EBITDA increased $244 million (22%) and $75 million (19%), respectively, in 2004 compared with 2003.

In May 2004, we completed the acquisition of Landal GreenParks, a Dutch vacation rental company specializing in the rental of privately-owned vacation homes located on European holiday parks. During 2004, Landal contributed $113 million to revenues and $22 million to EBITDA. In October 2004, we completed the acquisition of Canvas Holidays Limited, a tour operator based in Scotland, providing camping holidays located on 100 campsites throughout Europe (principally in France) to British and Northern European consumers. During 2004, Canvas Holidays contributed $6 million to revenues and $1 million to EBITDA. See Note 4 to our Consolidated Financial Statements for more detail regarding these acquisitions. Apart from the Landal and Canvas Holidays acquisitions, revenues at our European vacation rental companies increased $15 million in 2004 substantially due to a favorable impact on revenues from foreign currency exchange rate fluctuations, which were substantially offset in EBITDA by the unfavorable impact of exchange rate movements on expenses.

Royalties and marketing and reservation fund revenues within our lodging franchise operations increased $14 million (4%) in 2004 primarily due to a 5% increase in revenue per available room and a 4 basis point increase in the net effective royalty rate, partially offset by a 4% reduction in room count. These changes reflect quality control initiatives implemented in 2003 whereby we terminated from our franchise system certain properties that were not meeting required standards and tightened requirements for properties not meeting their financial obligations to us. We continue to focus on quality and required standards, however we expect property terminations to moderate in 2005. Additionally, in fourth quarter 2003 we launched TripRewards, a loyalty program that enables customers to earn rewards when staying at Cendant’s lodging brand hotels or when purchasing services or products from program partners. The TripRewards program enables us to earn fees on revenues generated by our franchisees from TripRewards members. The program contributed $18 million of incremental revenue during 2004, which was substantially offset in EBITDA by increased marketing expenditures to promote our lodging brands, the funding of the cost of rewards earned by customers and program administrative expenses.

Exchange and subscription fee revenues within our timeshare exchange business increased $24 million (6%) during 2004 despite the hurricanes that hit North America and the Caribbean during the third quarter of 2004, the effects of which were felt throughout the remainder of the year. Such growth was primarily driven by (i) a 4% increase in the average number of worldwide subscribers, (ii) a 5% increase in the average subscription price per member and (iii) a 6% increase in the average exchange fee, partially offset by a 2% reduction in exchange transaction volume. Timeshare points and rental transaction revenue (rentals of unused timeshare inventory) grew $24 million (28%) driven principally by an 18% increase in points and rental transaction volume and a 14% increase in the average price per rental transaction. Revenue trends reflect the expected shift in the RCI timeshare membership base toward a greater mix of points members from traditional one-week timeshare members. Points transactions are those executed by points members for other than a standard, one-week stay at an RCI timeshare property. Rental transactions are rentals of unused timeshare inventory to RCI members and non-members. In addition, our timeshare exchange business generated incremental revenue of $9 million due to an increase in travel-related services provided to customers of our international membership business.

Operating, marketing and administrative expenses, excluding expenses generated by Landal and Canvas Holidays and other expense variances discussed separately above, increased approximately $40 million in 2004 principally reflecting higher variable costs incurred to support increased revenues and increased costs associated with prior period acquisitions in our vacation rental business, partially offset by favorable bad debt expense period-over-period related to the settlement of a lodging franchisee receivable during 2004 that had been previously reserved for during 2003.

Timeshare Resorts

Revenues and EBITDA increased $116 million (8%) and $6 million (2%), respectively, in 2004 compared with 2003.

Net sales of vacation ownership interests (“VOIs”) in our timeshare resorts increased $91 million in 2004, an 8% increase over 2003 despite the hurricanes that hit North America and the Caribbean during the third quarter of 2004, which negatively impacted VOI sales in our southeastern properties in the second half of 2004. The net increase in VOI sales in our timeshare resorts was primarily driven by an 11% increase in the average price per VOI sales transaction as well as a $46 million increase in upgrade sales at our Trendwest resort properties, partially offset by a 7% reduction in tour flow and a $24 million reduction in the recognition of VOI deferred revenues related to resort properties under construction. Revenues and certain related costs recognized on VOI sales at resort properties under construction are done so using the percentage of completion method of accounting and accordingly, are deferred and recognized in future periods as the resort properties are completed. The number of tours in 2004 was negatively impacted by Do Not Call legislation, which became effective in October 2003 and reduced telemarketers’ ability to call consumers at home unless a preexisting relationship existed. We continue to take actions to mitigate the unfavorable impact on tour flow from the legislation by introducing new sales initiatives designed to improve sales efficiencies. During 2004, we sold certain of our timeshare resort properties and recognized gains on sale of $7 million. Additionally, incremental resort management fees of $11 million were generated through increased rental revenues on unoccupied units as well as growth in the number of units under management during 2004. Revenue also increased $15 million, while EBITDA declined $17 million in 2004, primarily as a result of consolidating our largest timeshare receivable securitization structures during third quarter 2003 and year-over-year growth in our contract receivables portfolio. The consolidation of the securitization structures resulted in the recognition of interest revenues on contract receivables and interest expense incurred on the debt funding of such contracts instead of applying gain on sale accounting to such securitizations, prior to consolidation. Accordingly, as a result of the consolidation, as well as the year-over-year growth in the contract receivables portfolio, interest revenue generated in 2004 exceeded the interest revenue recognized and the gain on sale accounting applied to securitizations in 2003. EBITDA, however, was negatively impacted by the absence of gain on sale accounting in 2004, partially offset by the net interest income recognized in 2004 in connection with the consolidation and subsequent growth of the contract receivable portfolio.

Operating, marketing and administrative expenses within this segment, excluding the effect of consolidating our largest timeshare receivable securitization structures, increased approximately $80 million in 2004 principally reflecting higher variable costs incurred to support increased revenues, partially offset by favorable cost of sales and commissions as a percentage of related VOI revenues.

Vehicle Rental

Revenue and EBITDA increased $84 million (2%) and $139 million (42%), respectively, in 2004 compared with 2003.

Avis car rental revenues increased $80 million (3%) in 2004 which was comprised of a $55 million (2%) increase in car rental time and mileage (“T&M”) revenue and a $25 million (9%) increase in ancillary revenues. The revenue change is inclusive of favorable foreign currency exchange rate fluctuations internationally which positively impacted revenue by $34 million, but was principally offset in EBITDA by the effect of such exchange rate movements on expenses. The increase in T&M revenues was principally driven by a 3% increase in the number of days an Avis vehicle was rented. The increase in ancillary revenues was due in part to higher gasoline revenues, which resulted from increased gas prices in 2004 compared with 2003. The impact of the increase in gasoline prices on revenues was more than offset in EBITDA by a lower profit margin on gas in 2004 compared with 2003.

Budget car rental revenues declined $2 million in 2004, which was comprised of a $7 million (1%) increase in car rental T&M revenue and a $9 million (5%) reduction in other ancillary revenues. The increase in T&M revenue was driven by a 6% increase in car rental days, which was partially offset by a 5% reduction in T&M revenue per day. This reflects, in part, the resulting impact of our strategic decision to reposition the Budget car rental brand by reducing the cost structure and pricing to be more competitive with other leisure-focused car rental brands. We have also made efforts to enhance the profitability of the Budget brand by reducing higher-risk rentals to drivers under 25 years of age and enhanced verification of drivers’ licenses. The decline in ancillary revenues was principally comprised of lower surcharge fees from youthful renters and reductions in revenues generated from counter sales of insurance, which were substantially offset in EBITDA by a corresponding reduction in incentives paid to counter representatives. The revenue changes for Budget are inclusive of favorable foreign currency exchange rates aggregating $10 million, which was principally offset in EBITDA by the opposite impact of foreign currency exchange rates on expenses.

Pricing at both our Avis and Budget car rental brands during 2004 was negatively impacted by competitive conditions in the car rental industry as a result of higher industry-wide fleet levels, which we believe was caused by enhanced incentives offered by car manufacturers. However, such manufacturer incentives also resulted in lower fleet costs, which significantly offset the EBITDA impact of lower pricing.

Budget truck rental revenues increased $6 million (1%) in 2004 comprised of a $10 million (2%) increase in T&M revenue and a $4 million (6%) reduction in other ancillary revenues. The additional Budget truck rental T&M revenue reflects a 5% reduction in rental days offset by a 7% increase in T&M per day. During 2004, we reduced the average Budget truck fleet by 9% compared with the average fleet size in 2003, which reflects our efforts to focus on higher utilization of newer and more efficient trucks.

Total expenses within this segment decreased approximately $55 million on a revenue increase of $84 million. The favorable profit margin primarily resulted from continued operating efficiencies realized in connection with the successful integration of Budget, increased internet reservation activity resulting in reduced call volume and associated costs and commissions and favorable insurance costs as a result of the reduction in higher-risk Budget car rentals, as discussed above.

Travel Distribution Services

Revenues and EBITDA increased $129 million (8%) and $7 million (2%), respectively, in 2004 compared with 2003, which includes the operating results of Orbitz, which was acquired in November 2004. The operating results of Orbitz were included from the acquisition date forward and contributed revenues of $37 million and an EBITDA loss of $5 million to 2004 results. The EBITDA loss incurred by Orbitz is partly reflective of integration costs incurred to combine the technology platforms and operations of our Orbitz, CheapTickets and Travelport businesses to form one common platform and expand our travel distribution capabilities. We intend to maintain and promote the Orbitz, CheapTickets, and Travelport businesses as differentiated travel brands in the leisure and corporate travel sectors, while integrating the technology and infrastructure of each, which we believe will provide a significant opportunity to increase profitability. We expect to start producing cost saving synergies as a result of such integration activities in 2005 with the most significant savings to be recognized beginning in the second half of 2005. In addition, five other subsidiaries specializing in online travel and travel packaging and consolidation, which were acquired in 2003 and 2004, impacted the year-over-year comparison as their operating results were included from their acquisition dates forward. Such acquisitions collectively contributed incremental revenue and EBITDA of $70 million and $10 million, respectively, to the 2004 results.

Based on the aforementioned acquisition of Orbitz combined with our existing travel businesses and also factoring in (i) the February 2005 acquisition of ebookers, an online European travel service provider, and (ii) the pending acquisition of Gullivers Travel Associates, a wholesaler of hotels, destination services, travel packages and group tours and online provider of lodging and destination services, expected to close in April, 2005, we believe that we have strengthened our position as a global travel intermediary. Our strategic focus has been to further penetrate corporate and consumer online channels which we are accomplishing through strategic acquisitions and shifting some of our existing offline travel agency bookings to the on-line channel. We have expanded our operations within the travel industry such that in addition to our role as an “order taker”, or transaction processor, primarily serving offline travel agencies via their use of the Company’s electronic global distribution system (“GDS”) services, we have also assumed a role as an “order maker”, or transaction generator, which is based on direct customer relationships.

Galileo, our subsidiary that provides GDS services to the travel industry, generated $32 million of incremental worldwide air booking fees in 2004 as international air booking fees increased $58 million (7%), while domestic air booking fees decreased $26 million (7%). The increase in international air booking fees was driven by a 7% increase in the effective yield on such bookings and a 1% increase in booking volumes, which rose to 164.8 million segments for 2004. The yield increase partially resulted from a greater number of premium booking transactions that allow customers additional itinerary options. International booking volume in 2004 was suppressed by reduced travel in Europe during the second half of 2004, which was due in part to labor uncertainties surrounding an air carrier in Italy with whom our Galileo subsidiary conducts business, which was resolved in late 2004. International air bookings represented approximately two thirds of our total air bookings during 2004 and 2003.

The reduction in domestic air booking fees was driven by a 10% decline in the effective yield partially offset by a 3% increase in booking volumes, which reached 84.0 million segments in 2004. The effective yield decline and increase in volume on domestic air bookings is consistent with our pricing program with major U.S. carriers in order to gain access to all public fares made available by the participating airlines. Additionally, revenues and EBITDA include a $5 million reduction in subscriber fees resulting from fewer travel agencies leasing computer equipment from us during 2004 compared with 2003 and a $9 million decrease in information services revenue, which are primarily sales of competitive airline fare information.

Commensurate with our strategic focus to further penetrate online channels in the travel industry, including shifting some of our offline travel agency bookings to the online channel, online net revenues grew $38 million (100%) organically (excluding the impact of acquisitions) in 2004 compared with 2003 driven by a 26% increase in online gross bookings substantially within our CheapTickets.com website while our offline travel agency net revenues decreased $31 million. The growth in online gross bookings was attributable to improved site functionality leading to increased conversion, enhanced content, which included additional hotel offerings in the online market, and more visitors resulting from increased marketing efforts.

Excluding the impact of the aforementioned acquisitions, expenses within this segment increased approximately $20 million in 2004. Expense increases year-over-year included (i) $21 million of higher commission expenses, primarily due to a greater number and mix of bookings during 2004 in countries with higher commission rates, (ii) $18 million of increased market incentive costs, used in promoting our services to travel agencies, (iii) $11 million of expense related to airline fare guarantees and (iv) $9 million of increased bad debt expense, the majority of which was related to receivables from airlines in bankruptcy. This was partially offset by cost savings from expense reductions, including network communication and maintenance and installation expense savings due, in part, to reduced subscriber volume. In addition, there was a net reduction in salary and benefit-related expenses in 2004 due in part, to the favorable impact in 2004 from benefit-plan amendments that occurred in 2003 and cost benefits realized in 2004 from shifting our offline travel agency operations to online channels, which included the closure of certain call centers.

Corporate and Other

Revenues increased $14 million and the EBITDA loss decreased from $101 million in 2003 to $66 million in 2004.

Revenues and EBITDA were favorably impacted in 2004 by $37 million of additional realized gains on the sale of Homestore stock, partially offset by a $30 million gain recognized in 2003 on the sale of our equity investment in Entertainment Publications, Inc. Revenue and EBITDA also reflect $21 million and $13 million, respectively, of incremental earnings on a credit card marketing program under which we earn fees based on a percentage of credit card spending. Partially offsetting this revenue increase is $12 million of incremental intersegment revenue eliminations in 2004 due to increased intercompany business activities.

EBITDA was also favorably impacted year-over-year by (i) a $44 million reduction in securities-related litigation charges in 2004 compared with 2003 principally resulting from a credit of $60 million in 2004 relating to previously established liabilities for severance and other termination benefits for which we no longer believe we are liable, partially offset by ongoing investigation costs relating to the discovery in 1998 of accounting irregularities in former CUC businesses and (ii) a credit of $12 million in 2004 relating to the termination of a lease on more favorable terms than originally estimated. These favorable EBITDA variances were partially offset by a $35 million increase in incentive-based compensation expenses.

RESULTS OF OPERATIONS—2003 vs. 2002

Our consolidated results from continuing operations are summarized as follows:

	2003	2002	Change
Net revenues	$15,159	$11,304	$3,855
Total expenses	13,411	10,239	3,172

Income before income taxes and minority interest	1,748	1,065	683
Provision for income taxes	563	337	226
Minority interest, net of tax	21	22	(1)

Income from continuing operations (*)	$1,164	$706	$458

(*)
Does not include results of Jackson Hewitt, Wright Express, our fleet leasing and appraisal businesses, the Marketing Services division and, in 2002, NCP, all of which are presented as discontinued operations.

Net revenues and total expenses increased approximately $3.9 billion (34%) and approximately $3.2 billion (31%), respectively, during 2003 principally due to the acquisitions of the following businesses, which contributed revenues and expenses (including depreciation and amortization expense) for the period January 1, 2003 through the anniversary date of the acquisition (the “Pre-Anniversary” period) as follows:

		Pre-Anniversary	Pre-Anniversary
Acquired Business	Date of Acquisition	Net Revenues	Total Expenses
NRT Incorporated (a)	April 2002	$1,023	$1,072
Trendwest Resorts, Inc. (b)	April 2002	169	150
Net assets of Budget Group, Inc. (c)	November 2002	1,585	1,610

Total Contributions		$2,777	$2,832

(a)
Represents NRT (including the settlement services business of NRT) and NRT’s significant brokerage acquisitions subsequent to our ownership. Principally reflects the results of operations from January 1 through April 16, 2003 (the corresponding period during which these businesses were not included during 2002).

(b)	Reflects the results of operations from January 1 through April 30, 2003 (the corresponding period during which this business was not included during 2002).

(c)	Principally reflects the results of operations from January 1 through November 22, 2003 (the corresponding period during which this business was not included during 2002).

The above table reflects the net revenues and total expenses of the NRT, Trendwest and Budget businesses from January 1, 2003 to the anniversary date of our acquisitions thereof and, for NRT and Trendwest, are not indicative of the full year operating results contributed by these businesses. The amounts for NRT reflect the seasonality of the real estate brokerage business whereby the operating results are typically weakest in the early part of the calendar year and strengthen in the second and third quarters (which are not reflected in the above amounts, as NRT was acquired on April 17, 2002). The amounts for Budget include acquisition and integration-related costs, which were substantially incurred in the first year following the acquisition date; however, the benefits resulting from such costs are not realized until future periods. The integration of Budget represents a significant growth opportunity in future periods and is proceeding according to plan.

In addition to the contributions made by the aforementioned acquired businesses, revenues and expenses also increased during 2003 from organic growth in our real estate services businesses, especially our real estate brokerage and mortgage businesses (even after adjusting for the $275 million non-cash provision for impairment of our mortgage servicing rights asset, which we recorded in 2002 and discuss in greater detail below under “Mortgage Services”). The growth in our mortgage and real estate brokerage businesses also contributed to the increase in total expenses, as we incurred additional expenses to support the continued high level of mortgage loan production, related servicing activities and home sale transactions. The increases in total expenses were partially offset by a reduction of $231 million in acquisition and integration related costs primarily due to the amortization in 2002 of the pendings and listings intangible asset acquired as part of the acquisition of NRT, which was amortized over the closing period of the underlying contracts (approximately five months). In addition, total expenses benefited by a $92 million reduction in litigation and related charges. Our overall effective tax rate increased to 32.2% for 2003 from 31.6% for 2002 primarily due to taxes on the redemption of our $375 million mandatorily redeemable preferred interest and other non-deductible items, partially offset by the utilization of capital loss carryforwards in 2003. As a result of the above-mentioned items, income from continuing operations increased $458 million (65%).

Discussed below are the results of operations for each of our reportable segments. Our presentation of EBITDA may not be comparable to similar measures used by other companies.

	Revenues				EBITDA
	2003	2002	% Change		2003	2002	% Change
Real Estate Services	$5,569	$4,131	35		$942	$841	12
Mortgage Services	1,025	480	114		302	(32)	(* )
Hospitality Services	1,096	1,015	8		385	364	6
Timeshare Resorts	1,428	1,170	22		248	261	(5)
Vehicle Rental	4,340	2,794	55		328	303	8
Travel Distribution Services	1,659	1,695	(2)		459	526	(13)

Total Reportable Segments	15,117	11,285	34		2,664	2,263
Corporate and Other (a)	42	19	(*	)	(101)	(260)

Total Company	$15,159	$11,304	34		2,563	2,003

Less: Non-program related depreciation and amortization					439	384
Non-program related interest expense, net					298	256
Early extinguishment of debt					58	42
Amortization of pendings and listings					20	256

Income before income taxes and minority interest					$1,748	$1,065

(*)	Not meaningful

(a)	Includes the results of operations of non-strategic businesses, unallocated corporate overhead and the elimination of transactions between segments.

Real Estate Services

Revenues and EBITDA increased approximately $1.4 billion (35%) and $101 million (12%), respectively, in 2003 compared with 2002, reflecting growth across all of our real estate businesses.

We acquired NRT (inclusive of its settlement services business, which is now included in our settlement services business within the Mortgage Services segment) on April 17, 2002 and, in addition, NRT acquired real estate brokerage businesses subsequent to our ownership. The operating results of NRT and its significant acquisitions were included from their acquisition dates forward and, therefore, contributed approximately $1.0 billion of revenues and an EBITDA decline of $26 million during the Pre-Anniversary period in 2003 (does not include the operating results of NRT’s settlement services business, which is reported within the Mortgage Services segment). The EBITDA decline is reflective of the seasonality of the real estate brokerage business, whereby the operating results are typically weakest in the early part of the calendar year and strengthen in the second and third quarters.

Excluding the impact of NRT’s brokerage acquisitions, NRT generated incremental net revenues of $298 million, a 10% increase in the comparable post-acquisition periods in 2003 versus 2002. The increase in NRT’s revenues was substantially comprised of incremental commission income on home sale transactions, primarily due to a 10% increase in the average price of homes sold. Real estate agent commission expenses also increased $180 million as a result of the incremental revenues earned on home sale transactions.

Our real estate franchise business generated $429 million of royalty and marketing fund revenues during 2003 as compared with $443 million in 2002. The 2002 amount includes $66 million of revenues received from NRT, our wholly-owned real estate brokerage firm, prior to our acquisition on April 17, 2002, at which time NRT was our largest franchisee. Excluding the impact of the acquisition, royalty and marketing fund revenues increased $52 million (14%), which was principally driven by a 7% increase in volume of home sale transactions and a 9% increase in the average price of homes sold. NRT continues to pay royalties to our real estate franchise business. However, these intercompany royalties for the period April 17, 2002 through December 31, 2002 and for the entire fiscal year ended December 31, 2003, which approximated $201 million and $288 million, respectively, are eliminated in consolidation and therefore have no impact on this segment’s revenues or EBITDA.

Revenues also benefited from our acquisition of NRT’s settlement services business on April 17, 2002. The operating results of NRT’s settlement services business were included from the acquisition date forward and, therefore, contributed $66 million of revenues and $5 million of EBITDA during the Pre-Anniversary period. Additionally, during 2003, we merged our pre-existing settlement services businesses with and into the larger-scale settlement services business of NRT (both of which are included in this segment). Upon combining such businesses, we changed certain accounting presentations used by our pre-existing businesses to conform to the presentations used by NRT. Such change resulted in an increase of $7 million in revenues. Excluding the acquisition of NRT’s settlement services business and this change in presentation, our settlement services business generated incremental revenues of $66 million compared with 2002. Title and other closing fees all increased due to higher volumes, consistent with the growth in the mortgage origination markets through the first nine months of 2003, as well as cross-selling initiatives.

Revenue within this segment also benefited by a change during 2003 in the presentation of a revenue stream generated by our relocation business to conform to the presentation used by similar larger-scale businesses within our Mortgage Services segment. Such change resulted in an increase of $17 million in revenues. There was no impact to EBITDA from this change in presentation.

Prior to our acquisition of NRT in 2002, NRT paid our real estate franchise business $9 million in real estate referral fees and a $16 million termination fee related to a franchise agreement under which NRT operated brokerage offices under our ERA real estate brand. We also had a preferred stock investment in NRT that generated dividend income of $10 million in 2002 before we acquired NRT.

Excluding the impact from our acquisition of NRT, NRT’s significant acquisitions and NRT’s real estate agent commission expenses (discussed above), operating and administrative expenses within this segment increased approximately $30 million compared to 2002 primarily due to increased home sale transactions.

Mortgage Services

Revenues and EBITDA increased $545 million (114%) and $334 million, respectively, in 2003 compared with 2002 principally due to a significant increase in mortgage loan production, which was partially offset by an increase in amortization of the MSR asset as comparatively lower interest rates during 2003 resulted in record levels of mortgage refinancing activity.

Revenues from mortgage loan production increased $433 million (49%) in 2003 compared with the prior year and were derived from growth in our fee-based mortgage origination operations and a 56% increase in the volume of loans that we sold. We sold approximately $59.5 billion of mortgage loans in 2003 compared with approximately $38.1 billion in 2002, generating incremental production revenues of $330 million. In addition, production revenues generated from our fee-based mortgage origination activity increased $103 million (41%) as compared with 2002. Total mortgage loans closed increased approximately $24.4 billion (41%) to approximately $83.7 billion in 2003, comprised of a $21.9 billion (57%) increase in closed loans to be securitized and a $2.5 billion (12%) increase in closed loans that were fee-based. Refinancings increased approximately $18.1 billion (59%) to approximately $48.7 billion and purchase mortgage closings grew approximately $6.3 billion (22%) to approximately $35.0 billion.

Net revenues from servicing mortgage loans increased $112 million primarily due to the absence in 2003 of a $275 million non-cash provision for impairment of our MSR asset recorded in 2002. Declines in interest rates at such time resulted in increases to our current and estimated future loan prepayment rates and a corresponding provision for impairment against the value of our MSR asset. Apart from this impairment charge, net servicing revenues declined $163 million primarily due to a period-over-period increase in MSR amortization and provision for impairment (recorded net within revenues) of $246 million, partially offset by $48 million of incremental gains from hedging and other derivative activities. The increase in MSR amortization and provision for impairment is a result of the high levels of refinancings and related mortgage loan prepayments that occurred in 2003 due to low mortgage interest rates during 2003. The incremental gains from hedging and other derivative activities resulted from our strategies to protect earnings in the event that there was a decline in the value of our MSR asset, which can be caused by, among other factors, reductions in interest rates, as such reductions tend to increase borrower prepayment activity. In addition, recurring servicing fees increased $33 million (8%) driven by a 16% period-over-period increase in the average servicing portfolio, which rose to $122.9 billion in 2003.

Interest rates had risen from their lows in the earlier part of 2003 and, as a result, in fourth quarter 2003 mortgage refinancing volume and resulting net production revenues comparatively declined. This decline in mortgage production revenues had been partially offset by an increase in revenues from mortgage servicing activities. Historically, mortgage production and mortgage servicing operations have been counter-cyclical in nature and represented a naturally offsetting relationship. Additionally, to supplement this relationship, we have maintained a comprehensive, non-speculative mortgage risk management program to further mitigate the impact of fluctuations in interest rates on our operating results.

Operating and administrative expenses within this segment increased approximately $210 million compared to 2002 primarily due to the direct costs incurred in connection with increased mortgage loan production and related servicing activities.

Hospitality Services

Revenues and EBITDA increased $81 million (8%) and $21 million (6%), respectively, in 2003 compared with 2002.

We completed the acquisitions of several European vacation rental companies during 2002. The operating results of the acquired companies were included from the acquisition dates forward and therefore were incremental for the portions of 2003 that were pre-acquisition periods in 2002. Accordingly, the acquired vacation rental companies contributed incremental revenues and EBITDA of $53 million and $15 million, respectively, in 2003 compared with 2002. Excluding the impact from acquisitions described above, revenues and EBITDA in 2003 increased $28 million (3%) and $6 million (2%).

Timeshare subscription and exchange fee revenues within our timeshare exchange business increased $36 million (8%), primarily due to a 13% increase in the average fee per exchange, which was partially offset by a 3% reduction in the volume of exchange transactions. The increase in the average exchange fee includes a favorable yield on increased rentals of excess RCI vacation interval inventory to RCI members in 2003 compared with 2002.

Royalties and marketing and reservation fund revenues within our lodging franchise operations declined $8 million (2%) in 2003 due to a 5% decline in the number of weighted average rooms available following our decision to terminate from our franchise system certain properties that were not meeting required standards. However, such quality control initiatives also contributed to an increase in the occupancy levels and average daily room rates at our lodging brands, and, as a result, revenue per available room increased 2% period-over-period and partially offset the impact on royalties from the reduction in available rooms. Our lodging franchise business and our franchisees were unfavorably impacted by the weaker travel environment, as previously discussed, and as a result, during 2003, we recorded an incremental $6 million of non-cash expenses related to the doubtful collectability of certain franchisee receivables. In addition, although revenues and EBITDA were nominally impacted on a consolidated basis, preferred alliance revenues within this segment declined $19 million in 2003 due to a change in the allocation of such revenues. Revenues received from preferred vendors in 2002 substantially benefited the Hospitality Services segment whereas in 2003, the benefits of such revenues extended to business units within other reportable segments.

Excluding acquisitions and the franchisee receivable expense variance discussed above, operating and administrative expenses within this segment increased approximately $20 million in 2003 principally due to higher variable costs incurred to support increased revenues within our timeshare exchange business and European vacation rental companies, partially offset by expense reductions within our lodging franchise operations.

Timeshare Resorts

Revenues and EBITDA increased $258 million (22%), while EBITDA declined $13 million (5%), respectively, in 2003 compared with 2002. We completed the acquisitions of Trendwest, a leading vacation ownership company, in June 2002 (90% was acquired in April 2002) and Equivest Finance, Inc. in February 2002. The operating results of the acquired companies were included from the acquisition dates forward and therefore were incremental for the portions of 2003 that were pre-acquisition periods in 2002. Accordingly, Trendwest and Equivest contributed incremental revenues of $169 million and $8 million, respectively, and EBITDA of $23 million and $2 million, respectively, in 2003 compared with 2002. In February 2003, we acquired the common interests of FFD Development Company, LLC (“FFD”), the primary developer of timeshare inventory for our Fairfield Resorts subsidiary. The operating results of FFD were included from the acquisition date forward and were not significant to our segment results subsequent to our acquisition. Prior to our acquisition, we owned a preferred stock investment in FFD, which accrued a dividend, and we also received additional fees from FFD for providing various support services. Accordingly, prior to our acquisition, FFD contributed revenues and EBITDA of $16 million and $4 million, respectively, to 2002 results.

Excluding the impact from acquisitions described above, revenues in 2003 increased $97 million (8%) while EBITDA declined $34 million (13%) and the EBITDA margin (EBITDA as a percentage of revenues) dropped from 22% in 2002 to 17% in 2003. The reduction in EBITDA margin was driven principally by increased sales and marketing costs as a percentage of revenues incurred in response to a reduction in travel demand during 2003 due to the military conflict in Iraq, economic pressures and Do Not Call legislation, which became effective in October 2003.

Despite a challenging travel environment, revenues from sales of VOIs in our timeshare sales and marketing business increased $103 million in 2003, an 11% increase over 2002. This increase was driven primarily by a 4% increase in tour flow and a 3% increase in the average revenue generated per tour at our timeshare resort sites. Net interest income generated from the financing extended to VOI buyers decreased $8 million as the effects of growth in the loan portfolio were more than offset by the impact of consolidating our principal timeshare securitization structure in September 2003 and, at such time, no longer recording gains on the sale of receivables to such entity (see Note 16 to our Consolidated Financial Statements).

Excluding acquisitions, operating and administrative expenses within this segment increased approximately $110 million in 2003 principally due to increased timeshare sales-related expenses, including marginal expense increases on higher sales volumes, higher product costs on developed timeshare inventory and an increased investment in marketing spending to enhance tour flow.

Vehicle Rental

Revenues and EBITDA increased approximately $1,546 million (55%) and $25 million (8%), respectively, in 2003 compared with 2002 primarily due to our November 2002 acquisition of substantially all of the domestic assets, as well as selected international operations, of the vehicle rental business of Budget Group, Inc. Budget’s operating results, including integration costs, were included from the acquisition date forward and contributed incremental revenues of $1,585 million with an EBITDA decline of $2 million in 2003. Excluding the impact of Budget, segment revenues declined $39 million (approximately 1%), while EBITDA increased $27 million (9%) in 2003, which is primarily attributable to reduced car rental demand, offset by increased pricing, at Avis.

Avis domestic car rental revenues declined $91 million (4%) in 2003 compared with 2002. The net reduction in domestic car rental revenues at Avis was primarily due to a 7% period-over-period reduction in the total number of car rental days. This was partially offset by a 2% increase in time and mileage revenue per rental day reflecting an increase in pricing, which has minimal associated incremental costs. In addition, EBITDA, period-over-period, includes favorable program-related interest costs of $33 million on the financing of vehicles due to lower interest rates and $35 million of lower program-related depreciation expense on vehicles due to a different mix of vehicles in Avis’ fleet bearing a lower cost in 2003 compared with 2002. This favorable impact on EBITDA was substantially offset by incremental vehicle-related net expenses and other operating costs. The increase in net expenses includes incremental maintenance and damage costs, higher vehicle license and registration fees and unfavorable conditions in the used car market in 2003 compared with 2002 for vehicles that did not meet the eligibility criteria under our manufacturers repurchase program. However, the percentage of Avis’ fleet that was determined ineligible for manufacturer repurchase decreased to 1.7% in 2003 from 2.7% in 2002. Revenues from Avis’ international operations increased $60 million due to increased transaction volume and the favorable impact to revenues of exchange rates in Canada, Australia and New Zealand, which was principally offset in EBITDA by the unfavorable impact on expenses.

Travel Distribution Services

Revenues and EBITDA declined $36 million (2%) and $67 million (13%), respectively, in 2003 compared with 2002. Like other industry participants, this segment was unfavorably impacted by weak global travel demand during 2003. Travel demand in 2003 was negatively affected by various factors, including the military conflict in Iraq and terrorist threat alerts, continuing economic pressures and SARS concerns in the Asia-Pacific region and other parts of the world. Such factors suppressed bookings and revenues across our travel distribution businesses, but primarily impacted international travel volumes.

Galileo worldwide air booking fees decreased $71 million (6%) primarily due to a 10% decline in international GDS booking volumes, partially offset by domestic GDS booking volumes, which stabilized in 2003 compared with 2002. Galileo acquired certain European national distribution companies (“NDCs”) during 2002. NDCs are independent organizations that market and sell Galileo global distribution and computer reservation services to travel agents and other subscribers. The NDC acquisitions contributed incremental subscriber fee revenues and EBITDA of $29 million and $12 million, respectively, in 2003. During the summer of 2002, we also acquired two other companies that supply reservation and distribution services to the hospitality industry. The operating results of such companies were included from the acquisition dates forward and collectively contributed revenue of $24 million with a nominal EBITDA impact during 2003.

In April 2003, we completed the acquisition of Trip Network Inc., an online travel agent that operated the online travel services business of Cheap Tickets. From the acquisition date forward, Trip Network generated $30 million of revenues and had an EBITDA loss of $23 million in 2003. In addition, principally as a result of our ownership of Trip Network, an incremental $15 million of intercompany segment revenues were eliminated in 2003, most of which were Trip Network revenues earned from Galileo for airline bookings made by Trip Network using Galileo’s GDS System. Our online booking volumes grew 58% in 2003 compared with 2002, primarily due to (i) a shift in travel bookings from the traditional off-line channels to online channels, (ii) an increase in online travel bookings and (iii) increased merchant model hotel bookings where we, as a travel distributor, obtain access to content from travel suppliers at a pre-determined price and sell the content, either individually or in a package, to travelers at retail prices that we determine with little or no risk of inventory loss. Additionally, revenues from our off-line travel agency business declined $24 million in 2003, as we accelerated our shift to the online channel. The results of our online and off-line travel agency operations are reflective of the general industry decline in travel demand during 2003, as previously discussed, reductions in commission rates paid by airlines, the lack of reduced-

rate air inventory availability and a decline in travel-related clubs (which we service). Such results also reflect our investment in the marketing and administration of our online travel services business, which we believe represents a significant opportunity for future growth.

The EBITDA impact of lower GDS and travel agency revenues was partially offset by a corresponding decline in variable expenses, reductions in retiree medical costs as a result of post-retirement plan amendments and other net reductions in operating expenses from segment-wide re-engineering and cost containment initiatives implemented in 2002 and 2003. These operating expense reductions helped mitigate the negative impact of the weak travel environment that existed during 2003. Additionally, EBITDA in 2003 was favorably impacted by $8 million in connection with a contract termination settlement during first quarter 2003.

Corporate and Other

Revenues and EBITDA increased $23 million and $159 million, respectively, in 2003 compared with 2002. Revenues and EBITDA in 2003 include a $30 million gain in connection with the sale of our equity investment in Entertainment Publication, Inc. during first quarter 2003. Also, we earned revenues in both 2003 and 2002 in connection with credit card marketing programs whereby we earn revenues based on a percentage of credit card spending. Additionally, we recognized expenses as cardholders earned points based on credit card usage. We generated $20 million of incremental revenues and incurred $19 million of additional point-related liabilities during 2003 in connection with these programs. Partially offsetting the revenue increases were $23 million of incremental intersegment revenue eliminations in 2003 due to increased intercompany business activities.

EBITDA was favorable year-over-year principally due to a $92 million net reduction in securities-related litigation charges (litigation charges less insurance recoveries) in 2003 compared with 2002 principally as a result of the absence in 2003 of litigation settlements and accruals established in 2002 in connection with all remaining CUC-related securities litigation. Also contributing to the favorable EBITDA change was a $33 million reduction in bonus expenses and other incentive-based compensation. In addition, EBITDA was favorably impacted by a greater absorption of overhead expenses by our reportable operating segments during 2003 compared with 2002 principally due to revenue growth at our business units (expenses are allocated on a percentage of revenue basis) and expense allocations in 2003 to companies acquired during 2002. Partially offsetting favorable EBITDA was a $10 million accrual recorded in 2003 to revise our original estimate of costs to exit a facility in connection with the previous outsourcing of our data center operations.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

We present separately the financial data of our management and mortgage programs. These programs are distinct from our other activities since the assets are generally funded through the issuance of debt that is collateralized by such assets. Specifically, in our vehicle rental, relocation, and vacation ownership and rental businesses, assets under management and mortgage programs are funded through borrowings under asset-backed funding or other similar arrangements. Additionally, during 2004, in our former mortgage services business, assets under management and mortgage programs were funded through borrowings under asset-backed funding arrangements or unsecured borrowings at our former PHH subsidiary. Such borrowings are classified as debt under management and mortgage programs. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the generation or acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of our management and mortgage programs. We believe it is appropriate to segregate the financial data of our management and mortgage programs because, ultimately, the source of repayment of such debt is the realization of such assets.

FINANCIAL CONDITION

	2004	2003	Change
Total assets exclusive of assets under management and mortgage programs	$27,872	$25,854	$2,018
Total liabilities exclusive of liabilities under management and mortgage programs	15,494	16,562	(1,068)
Assets under management and mortgage programs	14,698	13,673	1,025
Liabilities under management and mortgage programs	14,381	12,779	1,602
Stockholders’ equity	12,695	10,186	2,509

Total assets exclusive of assets under management and mortgage programs increased primarily due to (i) approximately $1.1 billion of additions to goodwill principally resulting from the acquisitions of Orbitz, Sotheby’s and several other strategic businesses in 2004 (see Note 4 to our Consolidated Financial Statements), (ii) an approximate $1.1 billion increase in deferred tax assets primarily resulting from net operating loss carryforwards generated in connection with accelerated tax depreciation taken on our vehicle-related assets and (iii) an increase of $352 million in trademarks primarily due to our acquisition of Orbitz and our purchases of Marriott International Inc.’s interest in Two Flags Joint Venture LLC and the exclusive rights to the international Ramada tradename (see Note 5 to our Consolidated Financial Statements). Such increases were partially offset by (i) a decrease of $279 million in cash and cash equivalents (see “Liquidity and Capital Resources— Cash Flows” for a detailed discussion) and (ii) a $263 million reduction in certain timeshare-related assets as a result of a reclassification to assets under management and mortgage programs, as such assets were financed under a new program in second quarter 2004.

Total liabilities exclusive of liabilities under management and mortgage programs decreased primarily due to (i) our repurchase of $763 million of the senior notes component of our Upper DECS securities in May 2004, (ii) the conversion of our $430 million zero coupon senior convertible contingent notes into shares of Cendant common stock during first quarter 2004, (iii) the redemption of $804 million of our 3 7/8%convertible senior debentures for cash in November 2004 and (iv) the redemption of our $333 million 11% senior subordinated notes for cash in May 2004. These decreases were partially offset by (i) $650 million of outstanding borrowings under our $3.5 billion revolving credit facility at December 31, 2004 and (ii) liabilities of $440 million assumed in connection with our acquisition of Orbitz. See “Liquidity and Capital Resources— Financial Obligations— Corporate Indebtedness” for a detailed discussion of our debt reduction activities.

Assets under management and mortgage programs increased primarily due to (i) $665 million of net additions to our vehicle rental fleet reflecting current and projected increases in demand, (ii) $582 million of additional timeshare-related assets associated with increased timeshare sales, timeshare development activity and the reclassification discussed above, (iii) a $260 million increase in program cash and (iv) $254 million of assets acquired in connection with the acquisition of Landal GreenParks. Such increases were partially offset by (i) a $527 million decrease in mortgage loans held for sale due to decreased mortgage loan origination volume in 2004 and the differences in the timing of loan sales and (ii) a decrease of $237 million in the derivative asset related to our MSR asset, the majority of which was offset by a decrease in the derivative liability related to our MSR asset, which is classified within other liabilities under management and mortgage programs on our Consolidated Balance Sheet.

Liabilities under management and mortgage programs increased primarily due to (i) an increase of approximately $1.3 billion in our deferred tax liability relating to management and mortgage programs, which resulted primarily from the accelerated depreciation discussed above, (ii) $432 million of additional borrowings to support the growth in our vehicle rental fleet described above, (iii) $364 million of incremental borrowings to support the creation of consumer notes receivable and the acquisition of timeshare properties related to our timeshare development business and (iv) $251 million of lease and other obligations assumed in connection with our acquisition of Landal GreenParks (for which corresponding assets are recorded within assets under management and mortgage programs and for which our exposure is limited). Such increases were partially offset by (i) the repayment of $350 million of medium-term notes in our mortgage business and (ii) a $212 million decrease in the derivative liability related to our MSR asset, as discussed above. See “Liquidity and Capital Resources— Financial Obligations— Debt Under Management and Mortgage Programs” for a detailed account of the change in our debt related to management and mortgage programs.

Stockholders’ equity increased primarily due to (i) approximately $2.1 billion of net income generated during 2004, (ii) $669 million related to the exercise of employee stock options (including $116 million of tax benefit), (iii) the conversion of our zero coupon senior convertible contingent notes into approximately 22 million shares of Cendant common stock, which increased additional paid-in capital by $430 million and (iv) the issuance of $863 million of common stock (approximately 38 million shares) related to the settlement of the forward purchase contracts that formed a portion of our Upper DECS securities. Such increases were partially offset by (i) our repurchase of approximately $1.3 billion (approximately 58 million shares) of Cendant common stock and (ii) $333 million of dividend payments.

As previously discussed, we completed the spin-off of our former mortgage, fleet leasing and appraisal businesses on January 31, 2005 and the initial public offering of our former fuel card business on February 22, 2005. As a result of these divestitures, we no longer have access to the assets of these businesses, approximating $10.5 billion, nor are we obligated for their liabilities, approximating $8.7 billion (such amounts represent the assets and liabilities of the divested businesses as of December 31, 2004 and do not give effect to any changes that may have occurred subsequent to December 31, 2004).

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of liquidity are cash on hand and our ability to generate cash through operations and financing activities, as well as available funding arrangements and committed credit facilities, each of which is discussed below.

CASH FLOWS

At December 31, 2004, we had $467 million of cash on hand, a decrease of $279 million from $746 million at December 31, 2003. The following table summarizes such decrease:

	Twelve Months Ended December 31,
	2004	2003	Change
Cash provided by (used in):
Operating activities	$3,668	$5,414	$(1,746)
Investing activities	(3,182)	(2,126)	(1,056)
Financing activities	(1,297)	(3,126)	1,829
Effects of exchange rate changes	13	(3)	16
Cash provided by discontinued operations	519	502	17

Net change in cash and cash equivalents	$(279)	$661	$(940)

During 2004, we generated approximately $1.7 billion less cash from operating activities compared with the corresponding period in 2003. This change principally reflects increased working capital needs and the activities of our management and mortgage programs primarily resulting from (i) $964 million less cash generated by our mortgage business, reflecting both timing differences between the receipt of cash from the sale of previously originated mortgage loans and the origination of new mortgage loans and an overall decline in mortgage production and (ii) the utilization of $271 million more cash by our timeshare business in connection with the origination and collection of timeshare assets, including the development of timeshare properties. Cash flows related to our management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying transactions (i.e., timing of mortgage loan origination versus sale). Partially offsetting these changes were stronger operating results in 2004.

During 2004, we used approximately $1.1 billion more cash for investing activities in comparison with 2003. This change principally reflects (i) the use of $725 million more cash to acquire vehicles for our vehicle rental business and (ii) the utilization of approximately $1.4 billion more cash to fund acquisitions, the majority of which relate to our core travel and real estate businesses. These incremental cash expenditures were partially offset by $772 million of net proceeds received on the sale of Jackson Hewitt in second quarter 2004 and $60 million of proceeds received on the sale of other non-core businesses during 2004. In addition, our mortgage services business utilized $347 million less cash primarily associated with its MSR asset and related risk management activities. Capital expenditures, which remained relatively consistent year-over-year, were $428 million in 2004. We anticipate aggregate capital expenditure investments for 2005 to be in the range of $400 million to $450 million.

We used approximately $1.8 billion less cash for financing activities during 2004 when compared with 2003. Such change principally reflects the activities of our management and mortgage programs, which generated $403 million of cash in 2004 compared with using approximately $1.5 billion of cash in 2003. This change principally reflects greater borrowings at our car rental business to support the acquisition of vehicles partially offset by the repayment of $350 million of medium-term notes in our mortgage business. We also received $863 million of proceeds in connection with the settlement of the forward purchase contract component of our former Upper DECS securities whereby we issued approximately 38 million shares of Cendant common stock. These cash inflows were partially offset by (i) $564 million of incremental debt reduction activities, (ii) $333 million of dividend payments to our shareholders and (iii) $233 million of additional share repurchase activity. See “Liquidity and Capital Resources— Financial Obligations” for a detailed discussion of financing activities during 2004.

FINANCIAL OBLIGATIONS

Corporate Indebtedness

Corporate indebtedness consisted of:

		As of	As of
		December 31,	December 31,
	Maturity Date	2004	2003	Change
Term notes
11% senior subordinated notes	n/a	$—	$333	$(333)
6 7/8% notes	August 2006	850	849	1
4.89% notes	August 2006	100	—	100
6 1/4% notes	January 2008	797	797	—
6 1/4% notes	March 2010	349	348	1
7 3/8% notes	January 2013	1,191	1,190	1
7 1/8% notes	March 2015	250	250	—
Contingently convertible debt securities
Zero coupon senior	n/a	—	430	(430)
convertible contingent notes
Zero coupon convertible	n/a	—	7	(7)
debentures
3 7/8% convertible	n/a	—	804	(804)
senior debentures
Other
Revolver borrowings	November 2009	650	—	650
Net hedging gains (a)		17	31	(14)
Other		126	82	44

		4,330	5,121	(791)
Upper DECS(b)		—	863	(863)

		$4,330	$5,984	$(1,654)

(a)
As of December 31, 2004, the balance represents $138 million of net gains resulting from the termination of interest rate hedges, which we will amortize as a reduction to future interest expense. Such gains are partially offset by $121 million of mark-to-market adjustments on current interest rate hedges. As of December 31, 2003, the balance represented $201 million of net gains resulting from the termination of interest rate hedges, which were partially offset by $170 million of mark-to-market adjustments on other interest rate hedges.

(b)
At December 31, 2003, we had 17 million Upper DECS outstanding, each consisting of both a senior note and a forward contract to purchase shares of Cendant common stock. During 2004, we purchased and retired $763 million of the senior notes for $778 million in cash and settled all the forward contracts by issuing 38 million shares of our common stock in exchange for $863 million in cash.

During 2004, we reduced our outstanding corporate indebtedness by approximately $1.7 billion and, in the process, eliminated all of our convertible or contingently convertible debt securities. See Note 14 to our Consolidated Financial Statements for the significant terms of our outstanding corporate debt instruments.

Debt Under Management and Mortgage Programs

The following table summarizes the components of our debt under management and mortgage programs (including related party debt due to Cendant Rental Car Funding (formerly, AESOP Funding II, LLC)):

	As of	As of
	December 31,	December 31,
	2004	2003	Change
Asset-Backed Debt:
Vehicle rental program
Cendant Rental Car Funding (a)	$5,935	$5,644	$291
Other (b)	792	651	141
Mortgage program (c)	1,306	1,651	(345)
Timeshare program (d)	1,473	1,109	364
Relocation program	400	400	—
Vacation rental program (e)	251	—	251

	10,157	9,455	702

Unsecured Debt:
Term notes	1,833	1,916	(83)
Commercial paper	130	164	(34)
Other	34	21	13

	1,997	2,101	(104)

Total debt under management and mortgage programs	$12,154	$11,556	$598

(a)	The change in the balance at December 31, 2004 principally reflects the issuance of term notes at various interest rates to support the acquisition of vehicles used in our vehicle rental business.

(b)	The change in the balance at December 31, 2004 reflects capital lease obligations to support the acquisition of vehicles in our truck rental business.

(c)	The change in the balance at December 31, 2004 primarily reflects the January 2004 repayment of $350 million of medium-term notes.

(d)
The change in the balance at December 31, 2004 primarily reflects borrowings under an asset-linked facility to support the creation of consumer notes receivable and the acquisition of timeshare properties related to our timeshare development business, which replaced a $275 million term loan with $219 million outstanding as of December 31, 2003.

(e)
This amount represents debt and capital lease obligations under management and mortgage programs assumed in connection with the acquisition of Landal GreenParks (see Note 15 to our Consolidated Financial Statements).

The significant terms for our outstanding debt instruments under management and mortgage programs at December 31, 2004 can be found in Note 15 to our Consolidated Financial Statements.

As previously discussed, we completed the spin-off of our former mortgage, fleet leasing and appraisal businesses on January 31, 2005 and the initial public offering of our former fuel card business on February 22, 2005. The following table reflects our program debt as of December 31, 2004, on a pro forma basis after giving effect to the spin-off of PHH and the initial public offering of Wright Express:

	As of
	December 31,	Effect of	Pro
	2004	Divestitures	Forma
Asset-Backed Debt:
Vehicle rental program
Cendant Rental Car Funding	$5,935	$—	$5,935
Other	792	—	792
Mortgage program (*)	1,306	(1,306)	—
Timeshare program	1,473	—	1,473
Relocation program	400	—	400
Vacation rental program	251	—	251

	10,157	(1,306)	8,851

Unsecured Debt:
Term notes	1,833	(1,833)	—
Commercial paper	130	(130)	—
Other	34	(34)	—

	1,997	(1,997)	—

Total debt under management and mortgage programs	$12,154	$(3,303)	$8,851

(*)	This debt was collateralized by assets of our former mortgage business. We no longer have access to these assets nor are we obligated to pay this debt.

AVAILABLE FUNDING ARRANGEMENTS AND COMMITTED CREDIT FACILITIES

At December 31, 2004, we had approximately $1.9 billion of available committed credit facilities at the corporate level, which consisted of:

		Borrowings	Letters of	Available
	Total Capacity	Outstanding	Credit Issued	Capacity
Maturing in November 2009	$3,500	$650	$989	$1,861
Maturing in July 2010	203	—	203	—

We also had approximately $2.3 billion of available funding under our asset-backed debt programs at December 31, 2004 on a pro forma basis after giving effect to the completion of the spin-off of PHH and the initial public offering of Wright Express, which consisted of:

	Total	Outstanding	Available
	Capacity	Borrowings	Capacity
Asset-Backed Funding Arrangements (a)
Vehicle rental program
Cendant Rental Car Funding (b)	$6,965	$5,935	$1,030
Other (c)	1,087	792	295
Timeshare program (d)	2,210	1,473	737
Relocation program (e)	600	400	200
Vacation rental program	251	251	—

	$11,113	$8,851	$2,262

(a)	Capacity is subject to maintaining sufficient assets to collateralize debt.

(b)	The outstanding debt is collateralized by approximately $6.0 billion of underlying vehicles and related assets.

(c)	The outstanding debt is collateralized by approximately $1.0 billion of underlying vehicles and related assets.

(d)	The outstanding debt is collateralized by approximately $2.5 billion of timeshare-related assets.

(e)
The outstanding debt is collateralized by $491 million of underlying relocation receivables and related assets. Subsequent to December 31, 2004, we restructured our relocation financing program through the issuance of a series of variable funding notes with availability of up to $550 million. The notes are prepayable, bear interest at variable rates and are secured by receivables originated by our relocation business.

The significant terms of the committed credit facilities and available funding arrangements can be found in Notes 14 and 15 to our Consolidated Financial Statements.

At December 31, 2004, we also had $400 million of availability for public debt or equity issuances under a shelf registration statement.

LIQUIDITY RISK

Our liquidity position may be negatively affected by unfavorable conditions in any one of the industries in which we operate. Additionally, our liquidity as it relates to management programs could be adversely affected by (i) the deterioration in the performance of the underlying assets of such programs and (ii) the impairment of our ability to access the principal financing program for our vehicle rental subsidiaries if General Motors Corporation or Ford Motor Company should not be able to honor its obligations to repurchase the related vehicles. Access to our credit facilities may be limited if we were to fail to meet certain financial ratios. Additionally, we monitor the maintenance of required financial ratios and, as of December 31, 2004, we were in compliance with all financial covenants under our credit and securitization facilities.

Currently our credit ratings are as follows:

Moody’s
	Investors	Standard	Fitch
	Service	& Poor’s	Ratings
Senior unsecured debt	Baa1	BBB	BBB+
Short-term debt	P-2	A-2	F-2

Standard & Poor’s has assigned a “positive outlook” to our senior unsecured credit ratings, while Moody’s Investors Service and Fitch Ratings have assigned a “stable outlook.” A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

CONTRACTUAL OBLIGATIONS

The following table summarizes our future contractual obligations as of December 31, 2004 on a pro forma basis after giving effect to the completion of the spin-off of PHH, the initial public offering of Wright Express and the anticipated disposition of our Marketing Services division:

	2005	2006	2007	2008	2009	Thereafter	Total
Long-term debt (a)	$736	$1,001	$5	$796	$1	$1,783	$4,322
Asset-backed debt under programs (b)	3,144	1,797	1,944	1,055	444	467	8,851
Operating leases	480	398	326	231	153	716	2,304
Commitments to purchase vehicles (c)	5,586	—	—	—	—	—	5,586
Other purchase commitments (d)	634	309	279	204	165	279	1,870

	$10,580	$3,505	$2,554	$2,286	$763	$3,245	$22,933

(a)	Represents long-term debt (which includes current portion).
(b)
Represents debt under management and mortgage programs (including related party debt due to Cendant Rental Car Funding (AESOP) LLC), which was issued to support the purchase of assets under management and mortgage programs. These amounts represent the contractual maturities for such debt, except for notes issued under our timeshare program, where the underlying indentures require payments based on cash inflows relating to the corresponding assets under management and mortgage programs and for which estimates of repayments have been used.

(c)
Represents commitments to purchase vehicles from either General Motors Corporation or Ford Motor Company. The purchase of such vehicles are financed through the issuance of debt under management and mortgage programs in addition to cash received upon the sale of vehicles primarily under repurchase programs (see Note 15 to our Consolidated Financial Statements).

(d)	Primarily represents commitments under service contracts for information technology and telecommunications.

The above table does not include future cash payments related to interest expense. Additionally, the above table does not reflect future contractual obligations relating to our Marketing Services division, which we expect to dispose of during 2005. Total future contractual obligations as of December 31, 2004 for the Marketing Services division were $129 million, of which $35 million relates to 2005.

ACCOUNTING POLICIES

Critical Accounting Policies

In presenting our financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, the majority of our businesses operate in environments where we are paid a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.

Mortgage Servicing Rights. A mortgage servicing right is the right to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified mortgage servicing activities. The value of mortgage servicing rights is estimated based upon an internal valuation that reflects management’s estimates of expected future cash flows considering prepayment estimates (developed using a third party model described below), our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors. More specifically, we incorporate a probability weighted Option Adjusted Spread (“OAS”) model to generate and discount cash flows for the MSR valuation. The OAS model generates numerous interest rate paths then calculates the MSR cash flow at each monthly point for each interest rate path and discounts those cash flows back to the current period. The MSR value is determined by averaging the discounted cash flows from each of the interest rate paths. The interest rate paths are generated with a random distribution centered around implied forward interest rates, which are determined from the interest rate yield curve at any given point of time. As of December 31, 2004, the implied forward interest rates project an increase of approximately 26 basis points in the yield of the 10-year Treasury Note over the next 12 months. Changes in the yield curve will result in changes to the forward rates implied from that yield curve.

As noted above, a key assumption in our estimate of the MSR valuation is forecasted prepayments. We use a third party model to forecast prepayment rates at each monthly point for each interest rate path in the OAS model. The prepayment forecast is based on historical observations of prepayment behavior in similar circumstances. The prepayment forecast incorporates loan characteristics (e.g., loan type and note rate) and factors such as recent prepayment experience, previous refinance opportunities and estimated levels of home equity to determine the prepayment forecast at each monthly point for each interest rate path.

To the extent that fair value is less than carrying value at the individual strata level (which is based upon product type and interest rates of underlying mortgage loans), we would consider the portfolio to have been impaired and record a related charge. Reductions in interest rates different than those used in our models could cause us to use different assumptions in the MSR valuation, which could result in a decrease in the estimated fair value of our MSR asset, requiring a corresponding reduction in the carrying value of the asset. To mitigate this risk, we use derivatives that generally increase in value as interest rates decline and conversely decline in value as interest rates increase. Additionally, as interest rates decrease, we have historically experienced increased production revenue resulting from a greater level of refinancings, which over time has historically mitigated the impact on earnings of the decline in our MSR asset.

Changes in the estimated fair value of the mortgage servicing rights based upon variations in the assumptions (e.g., future interest rate levels, implied volatility, prepayment speeds) cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Changes in one assumption may result in changes to another, which may magnify or counteract the fair value sensitivity analysis and would make such an analysis not meaningful. Additionally, further declines in interest rates due to a weakening economy and geopolitical risks, which result in an increase in refinancing activity or changes in assumptions, could adversely impact the valuation. The carrying value of our MSR asset was approximately $1.6 billion as of December 31, 2004 and the total portfolio that we were servicing approximated $143.1 billion as of December 31, 2004 (refer to Note 6 to our Consolidated Financial Statements for a detailed discussion of the effect of any changes to the value of this asset during 2004, 2003 and 2002). The effects of certain adverse potential changes in the estimated fair value of our MSR asset are detailed in Note 16 to our Consolidated Financial Statements.

As previously discussed, we completed the spin-off of our former mortgage, fleet leasing and appraisal businesses on January 31, 2005. Accordingly, our results of operations in future periods (post January 31, 2005) will not be subject to the uncertainty inherent in valuing the mortgage servicing rights asset.

Financial Instruments. We estimate fair values for each of our financial instruments, including derivative instruments. Most of these financial instruments are not publicly traded on an organized exchange. In the absence of quoted market prices, we must develop an estimate of fair value using dealer quotes, present value cash flow models, option pricing models or other conventional valuation methods, as appropriate. The use of these fair value techniques involves significant judgments and assumptions, including estimates of future interest rate levels based on interest rate yield curves, prepayment and volatility factors, and an estimation of the timing of future cash flows. The use of different assumptions may have a material effect on the estimated fair value amounts recorded in the financial statements, which are disclosed in Note 22 to our Consolidated Financial Statements. In addition, hedge accounting requires that at the beginning of each hedge period, we justify an expectation that the relationship between the changes in fair value of derivatives designated as hedges compared to changes in the fair value of the underlying hedged items will be highly effective. This effectiveness assessment, which is performed quarterly, involves an estimation of changes in fair value resulting from changes in interest rates and corresponding changes in prepayment levels, as well as the probability of the occurrence of transactions for cash flow hedges. The use of different assumptions and changing market conditions may impact the results of the effectiveness assessment and ultimately the timing of when changes in derivative fair values and the underlying hedged items are recorded in earnings. See Item 7a. “Quantitative and Qualitative Disclosures about Market Risk” for a discussion of the effect of hypothetical changes to these assumptions.

Goodwill. We have reviewed the carrying value of our goodwill as required by Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” by comparing the carrying value of our reporting units to their fair value and determined that the carrying amount of our reporting units did not exceed their respective fair value. When determining fair value, we utilized various assumptions, including projections of future cash flows. A change in these underlying assumptions will cause a change in the results of the tests and, as such, could cause fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings. We will continue to review the carrying value of goodwill for impairment annually, or more frequently if circumstances indicate impairment may have occurred.

We provide a wide range of consumer and business services and, as a result, our goodwill is allocated among many diverse reporting units. Accordingly, it is difficult to quantify the impact of an adverse change in financial results and related cash flows, as such change may be isolated to a small number of our reporting units or spread across our entire organization. In either case, the magnitude of an impairment to goodwill, if any, cannot be estimated. However, our businesses are concentrated in a few industries and, as a result, an adverse change to any of these industries will impact our consolidated results and may result in impairment of our goodwill. The aggregate carrying value of our goodwill was approximately $11.1 billion at December 31, 2004. Refer to Note 5 to our Consolidated Financial Statements for more information on goodwill.

Income Taxes. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets to assess their potential realization and establish a valuation allowance for portions of such assets that we believe will not be ultimately realized. In performing this review, we make estimates and assumptions regarding projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax planning strategies. A change in these assumptions could cause an increase or decrease to our valuation allowance resulting in an increase or decrease in our effective tax rate, which could materially impact our results of operations.

Additionally, our income tax returns are periodically examined by various tax authorities. We establish reserves for tax treatments when, despite our belief that the treatments are fully supportable, certain treatments are likely to be challenged and that we may not succeed. We adjust our reserves upon the closing of a tax audit, which in some cases can occur several years following the related transaction or the filing of the tax return under examination, or other changes in facts and circumstances that indicate an adjustment may be necessary (including subsequent rulings and interpretations by tax authorities or court decisions on similar matters). Changes to the reserves could materially impact our results of operations.

See Notes 2 and 10 to our Consolidated Financial Statements for more information regarding income taxes.

Changes in Accounting Policies During 2004

During 2004, we adopted the following standards as a result of the issuance of new accounting pronouncements:

●	Financial Accounting Standards Board Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”

●	Emerging Issues Task Force Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share”

●	Securities and Exchange Commission Staff Accounting Bulletin No. 105—“Application of Accounting Principles to Loan Commitments”

Recently Issued Accounting Pronouncements

During 2004, the following standards were issued, which we plan to adopt as required:

●	SFAS No. 153, “Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions”

●	SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” and Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions”

●	SFAS No. 123R, “Share Based Payment”

For detailed information regarding any of these pronouncements and the impact thereof on our business, see Note 2 to our Consolidated Financial Statements.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We use various financial instruments, particularly swap contracts, futures and options contracts to manage and reduce the interest rate risk related specifically to our debt and certain other interest bearing liabilities. Additionally, we used these financial instruments, as well as forward delivery commitments, to manage and reduce interest rate risk inherent in our former mortgage business and specifically relating to the committed mortgage pipeline, mortgage loan inventory, mortgage servicing rights and mortgage-backed securities. Foreign currency forwards are also used to manage and reduce the foreign currency exchange rate risk associated with our foreign currency denominated receivables and forecasted royalties, forecasted earnings of foreign subsidiaries and other transactions.

We are exclusively an end user of these instruments, which are commonly referred to as derivatives. We do not engage in trading, market-making or other speculative activities in the derivatives markets. More detailed information about these financial instruments is provided in Note 22— Financial Instruments to our Consolidated Financial Statements.

Our principal market exposures are interest and foreign currency rate risks.

●
Interest rate movements in one country, as well as relative interest rate movements between countries can materially impact our profitability. Our primary interest rate exposure at December 31, 2004 was to interest rate fluctuations in the United States, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on mortgage-related assets and commitments and also LIBOR and commercial paper interest rates due to their impact on variable rate borrowings and other interest rate sensitive liabilities. We anticipate that LIBOR and commercial paper rates will remain a primary market risk exposure for the foreseeable future; however, we expect that our exposure to long-term U.S. Treasury and mortgage interest rates will be significantly reduced in future periods given the January 31, 2005 spin-off of our mortgage business.

●
We have foreign currency rate exposure to exchange rate fluctuations worldwide and particularly with respect to the British pound, Canadian dollar, Australian dollar and Euro. We anticipate that such foreign currency exchange rate risk will remain a market risk exposure for the foreseeable future.

We assess our market risk based on changes in interest and foreign currency exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest and currency rates.

The fair values of mortgage loans, commitments to fund mortgages and mortgage-backed securities are determined from market sources. The fair values of relocation receivables and equity advances on homes approximate carrying values due to the short-term nature of these assets. We use a discounted cash flow model in determining the fair values of timeshare receivables, mortgage servicing rights and our retained interests in securitized assets. The primary assumptions used in determining fair value are prepayment speeds, estimated loss rates and discount rates. In determining the fair value of mortgage servicing rights, the model also utilizes credit losses and mortgage servicing revenues and expenses as primary assumptions. In addition, for commitments to fund mortgages, the borrower’s propensity to close their mortgage loan under the commitment is used as a primary assumption. For mortgage loans, commitments to fund mortgages, forward delivery contracts and options, we rely on market sources in determining the impact of interest rate shifts. We also utilize a probability weighted option-adjusted spread model to determine the impact of interest rate shifts on mortgage servicing rights. The primary assumptions in this model are the implied market volatility of interest rates and prepayment speeds and the same primary assumptions are used in determining fair value.

We use a duration-based model in determining the impact of interest rate shifts on our debt portfolio, certain other interest bearing liabilities and interest rate derivatives portfolios. The primary assumption used in these models is that a 10% increase or decrease in the benchmark interest rate produces a parallel shift in the yield curve across all maturities.

We use a current market pricing model to assess the changes in the value of the U.S. dollar on foreign currency denominated monetary assets and liabilities and derivatives. The primary assumption used in these models is a hypothetical 10% weakening or strengthening of the U.S. dollar against all our currency exposures at December 31, 2004, 2003 and 2002.

Our total market risk is influenced by a wide variety of factors including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these “shock tests” are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

We used December 31, 2004, 2003 and 2002 market rates on our instruments to perform the sensitivity analyses separately for each of our market risk exposures— interest and currency rate instruments. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in interest rate yield curves and exchange rates.

We have determined that the impact of a 10% change in interest and foreign currency exchange rates and prices on our earnings, fair values and cash flows would not be material. While these results may be used as benchmarks, they should not be viewed as forecasts.